Exhibit 10.3

AMENDMENT NO. 1 TO PINNACLE FINANCIAL PARTNERS, INC.
2000 STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors and shareholders of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), have previously adopted the 2000 Stock Incentive Plan (the "Plan"); and

WHEREAS, pursuant to Section 5.8 of the Plan, the Company's Board of Directors has retained the right to amend the Plan; and

WHEREAS, the Company's Board of Directors now desires to amend the Plan;

NOW, THEREFORE, IN CONSIDERATION of the premises and by resolution of the Company's Board of Directors, the Plan is hereby amended as follows:

1. Section 5.2(b) of the Plan is deleted in its entirety and replaced with the following:

“(b) In the event of any merger, consolidation, extraordinary stock or cash dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock, the Committee shall make an equitable and proportionate adjustment with respect to awards to reflect or in anticipation of such merger, consolidation, extraordinary dividend (including a spin-off), reorganization, other change in corporate structure or tender offer, all as may be provided in the applicable Stock Incentive Agreement. The Committee's general authority under this Section 5.2 is limited by and subject to all other express provisions of the Plan. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment thereof of any fractional shares that might otherwise become subject to any Stock Incentive."

2. Except as expressly stated herein, all other portions of the Plan remain in full force and effect.

3. This Amendment No. 1 to the Pinnacle Financial Partners, Inc. 2000 Stock Incentive Plan is effective this 19th day of September, 2006.

PINNACLE FINANCIAL PARTNERS, INC.

By:  /s/ Hugh M. Queener
Name: Hugh M. Queener
Title: Secretary to the Board
6132229.1